Exhibit 97.1

COMPENSATION RECOVERY POLICY

I.	Introduction

Studio City International Holdings Limited (the “Company” or “SCIH”) has adopted this Compensation Recovery Policy (the “Policy”), effective as of the effective date of New York Stock Exchange Rule 303A.14 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section II.J.

To the extent that a subsidiary of SCIH is separately listed on a stock exchange (a “Listed Sub”) and has its own Compensation Recovery Policy in effect as approved by its board of directors, the relevant persons of the Listed Sub and its subsidiaries (who are not otherwise directors (or their associates), officers and employees of SCIH) should be subject to the Listed Sub’s policy in addition to this Policy, unless otherwise required by SCIH, the Listed Sub or applicable law.

II.	Scope, Application and Administration

A.	Persons Subject to Policy

This Policy shall apply to current and former Officers.

B.	Compensation Subject to Policy

This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

C.	Recovery of Compensation

In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

SCIH – Compensation Recovery Policy

Issue No. 1 Approved on 7 September 2023

D.	Manner of Recovery; Limitation on Duplicative Recovery

The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation, Erroneously Awarded Compensation or time-vesting equity awards, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Sarbanes-Oxley Act Section 304 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

E.	Administration

This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, shareholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

F.	Interpretation

This Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

G.	No Indemnification; No Liability

The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

SCIH – Compensation Recovery Policy

Issue No. 1 Approved on 7 September 2023

H.	Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.

I.	Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

J.	Definitions

“ADS” means the American depositary shares of the Company, which each representing three ordinary shares of the Company.

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s ADSs are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s ADSs are listed.

“Board” means the Board of Directors of the Company.

“Committee” means the committee of the Board responsive for executive compensation decisions, or a subcommittee of such committee, comprised solely of independent directors (as determined under the Applicable Rules) or, in the absence of such a committee or subcommittee, a majority of the independent directors serving on the Board.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

SCIH – Compensation Recovery Policy

Issue No. 1 Approved on 7 September 2023

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as ADS or ordinary share price and total shareholder return.

“GAAP” means United States generally accepted accounting principles.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s) and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received (as determined by the Applicable Rules) by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

“Officer” means each person who the Company determines serves as a Company officer, as defined in Section 16 of the Securities Exchange Act of 1934, as amended.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

SCIH – Compensation Recovery Policy

Issue No. 1 Approved on 7 September 2023

III.	Policy Review

After the initial approval of this Policy by the Board, Committee has been delegated authority and responsibility from the Board to review and approve amendments to this Policy, when and where appropriate, in order to ensure its effectiveness. Upon any approval of an amendment of this Code, the Committee shall report such approval and amendment to the Board.

This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

Issue No. 1

Approved by the Board

Approval Date: 7 September 2023

Certified to be a true copy by Company Secretary

Signature :	[Signed by Tim Sung]

REVISION HISTORY

ISSUE	DATE APPROVED	APPROVED BY	PAGES REVISED	WORD	PDF
1	7 September 2023	Board	N/A	3451-3433-4502, v.2	3451-2664-9382, v.2

SCIH – Compensation Recovery Policy

Issue No. 1 Approved on 7 September 2023